EXHIBIT 99.a

Form of Written Consent of The Stockholders of Supreme Property, Inc.

      In accordance with Section 7.10 of the Business Corporation Act of the State of Illinois, the undersigned, representing 74% of the stockholders of Supreme Property, Inc., an Illinois corporation (the "Company"), hereby consents to the following action and approves of the resolution set forth below to the same extent and to have the same force and effect as if such resolution were adopted and approved by the vote of the undersigned at a special meeting of stockholders of the Company duly called and held for the purposes of acting upon proposals to adopt and approve such resolution.

      WHEREAS, the undersigned has received, read and reviewed the Agreement and Plan of Exchange and Reorganization dated as of March 31, 2003 by and among the Company and Coronation Acquisition Corp. (the "Merger Agreement") relating to the merger of the Company with and into Coronation Acquisition Corp., with Coronation Acquisition Corp. continuing as the surviving corporation (the "Merger"); it is hereby

      RESOLVED, the undersigned hereby consents to, approves and adopts together as one matter:

The Merger Agreement;
The Merger and the transactions relating thereto as provided in the Merger Agreement; and
Voluntary Escrow Agreement.

      IN WITNESS WHEREOF, the undersigned has executed this written consent as of the date written below and this written consent is given in respect of the number of shares of common stock of the Company specified below.

Dated: March 31, 2003
Name: Thomas Elliott
Number of Shares: 10,000,000 or 51.70%

Dated: March 31, 2003
Name: Yorel Consulting, Inc.
Number of Shares: 4,200,000 or 21.71%

Dated: March 31, 2003
Name: Jean LeRoy
Number of Shares: 200,000 or 1.03%